APOGEE REPORTS FY2016 Q2 REVENUE, OPERATING INCOME, BACKLOG GROWTH

•	Revenues up 4%, with U.S. products businesses up double digits

•	Operating income up 45%

•	EPS up 43% vs. prior-year adjusted EPS

•	Backlog up $41 million from the fiscal 2016 first quarter

•	FY16 outlook: EPS of $2.10-$2.25 on high single-digit revenue growth

MINNEAPOLIS, MN (September 16, 2015) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2016 second-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY16 SECOND QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $240.8 million were up 4 percent.

◦	In constant currency, revenues were up 6 percent.

•	Operating income of $22.4 million was up 45 percent.

•	EPS of $0.50 was up 43 percent vs. prior-year adjusted EPS of $0.35.

◦	Prior-year EPS of $0.57 included $0.22 from a tax credit.

•	Backlog of $511.9 million was up 7 percent to a near-record level.

•	Cash and short-term investments were $92.3 million.

COMMENTARY
“Apogee delivered another quarter of strong earnings and margin growth,” said Joseph F. Puishys, Apogee chief executive officer. “Operating income grew 45 percent and our operating margin increased 260 basis points to 9.3 percent on improved product mix, pricing, cost and productivity.

“Apogee’s top-line growth was driven by strong mid-teens growth in our U.S. products businesses,” he said. “This impressive growth was partly offset by project timing in our installation business, as well as by the impact of foreign exchange and weak foreign markets.

“I am pleased that our backlog grew sequentially to $512 million at higher margins, reflecting our efforts to drive better project selection,” said Puishys. “Given the high level of backlog currently scheduled for fiscal 2017 and beyond, our visibility one year out is stronger than it has ever been.

“Our balance sheet continues to be strong, and we grew cash and short-term investments sequentially by $29 million to $92 million,” he said. “We are well positioned to invest in growth and productivity improvements.”

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY16 SECOND-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

•	Revenues of $92.4 million were up 10 percent on increased U.S. volume with improved pricing and mix.

◦	In constant currency, revenues were up 14 percent.

•	Operating income grew to $6.7 million, up 104 percent from $3.3 million.

◦	Operating margin expanded 340 basis points to 7.3 percent, compared to 3.9 percent, due to improved pricing, mix and productivity.

Architectural Services

•	Revenues of $52.2 million were down 12 percent.

•	Operating income was $1.4 million, compared to $1.8 million.

◦	Operating margin was 2.7 percent, compared to 3.0 percent.

•	Project timing impacted quarterly segment results; revenue growth and margin improvement are expected for the full year.

Architectural Framing Systems

•	Revenues of $80.7 million were up 5 percent, with growth in U.S. businesses.

◦	In constant currency, revenues were up 9 percent.

•	Operating income grew to $9.7 million, compared to $7.4 million.

◦	Operating margin expanded 230 basis points to 12.0 percent, compared to 9.7 percent.

◦	Improvement resulted from leveraging volume growth, increased pricing and mix, and improved cost and productivity.

Large-Scale Optical Technologies

•	Revenues of $22.4 million were up 16 percent on strong sales of value-added picture framing products.

•	Operating income of $5.6 million was up 36 percent from $4.1 million.

◦	Operating margin expanded 370 basis points to 25.1 percent, compared to 21.4 percent.

◦	Improved mix and strong productivity drove the operating margin improvement.

Consolidated Backlog

•	Backlog of $511.9 million was up 9 percent from the backlog of $470.8 million in the first quarter, and up 7 percent from $480.2 million in the prior-year period.

◦	Approximately $256 million, or 50 percent, of the backlog is expected to be delivered in fiscal 2016, and approximately $256 million, or 50 percent, in fiscal 2017 and beyond.

Financial Condition

•	Cash and short-term investments totaled $92.3 million, compared to $52.5 million at the end of fiscal 2015 and $25.0 million in the prior-year period.

•	Debt was $21.5 million, unchanged from the prior-year period. Almost all the debt is long-term, low-interest industrial revenue bonds.

•	Non-cash working capital was $77.1 million, compared to $97.5 million at the end of fiscal 2015 and $103.5 million in the prior-year period.

•	Capital expenditures year to date were $19.4 million, compared to $13.3 million in the prior-year period.

•	Depreciation and amortization year to date was $15.5 million.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY16 OUTLOOK
“We continue to expect a strong fiscal 2016 for Apogee, with revenues of $1 billion and operating margins approaching double digits as we close the year,” said Puishys. “Construction site delays are shifting some work from fiscal 2016 into fiscal 2017, causing us to revise our revenue outlook to high single digit growth, from 10 to 15 percent. We are maintaining our earnings per share outlook of $2.10 to $2.25.

“Bidding activity remains robust as evidenced by our near-record backlog, with half of the work scheduled for fiscal 2017 and fiscal 2018,” he said. “Our high level of backlog combined with commitments and bidding and award activity position Apogee for continued growth. We are maintaining our longer-term outlook for revenues of $1.3 billion at 12 percent operating margin in fiscal 2018.

“The strength we are seeing in our architectural markets is mirrored in the metrics for U.S. commercial construction markets, including the Dodge forecasts and the Architecture Billings Index, which remains at its highest levels since 2007,” Puishys said.

He said that capital expenditures for the year are anticipated to be approximately $50 million as Apogee invests to increase capabilities, capacity and productivity. The gross margin is expected to be approximately 24 percent.

“I am pleased that our strategies to grow through new geographies, new products and new markets, along with our focus on better project selection, productivity and operational improvements, are delivering positive results,” Puishys said.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 9 a.m. Central Time tomorrow, September 17. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 34119278. The replay will be available from noon Central Time on September 17 through midnight Central Time on September 24 by dialing (855) 859-2056, access code 34119278. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release and other company communications may also contain non-GAAP financial measures:

•	Adjusted earnings per share excludes benefit from the 48C tax credit of $0.22 per share recognized in the second quarter of fiscal 2015.

•	Backlog is defined as the dollar amount of revenues Apogee expects to recognize in the future from firm contracts or orders received, as well as those that are in progress.

•
Constant currency revenue growth excludes the impact of fluctuations in foreign currency on Apogee’s international operations. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing these adjusted amounts to current period reported results.

•	Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures.

•
Non-cash working capital is defined as current assets, excluding cash and short-term available for sale securities, short-term restricted investments and current portion of long-term debt, less current liabilities.

Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management’s performance with respect to revenue and earnings per share growth, cash, and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) the cyclical nature and market conditions of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to efficiently utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) ability to fully realize government incentives; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in certain business segments; (J) volatile revenue and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other event for which the company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; and (N) potential impact on financial results if one or more key employees were no longer active with the company. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

(Tables follow)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	August 29, 2015	August 30, 2014	Change	August 29, 2015	August 30, 2014	Change

Net sales	$240,754	$231,945	4%	$480,716	$442,828	9%
Cost of goods sold	184,055	182,624	1%	368,429	352,069	5%
Gross profit	56,699	49,321	15%	112,287	90,759	24%
Selling, general and administrative expenses	34,276	33,825	1%	71,640	67,446	6%
Operating income	22,423	15,496	45%	40,647	23,313	74%
Interest income	267	215	24%	504	463	9%
Interest expense	150	225	(33)%	318	417	(24)%
Other (expense) income, net	(93)	195	N/M	(43)	1,477	N/M
Earnings before income taxes	22,447	15,681	43%	40,790	24,836	64%
Income tax expense (benefit)	7,687	(1,110)	N/M	13,904	1,944	615%
Net earnings	$14,760	$16,791	(12)%	$26,886	$22,892	17%

Earnings per share - basic	$0.51	$0.59	(14)%	$0.92	$0.80	15%
Average common shares outstanding	29,186,951	28,774,081	1%	29,115,716	28,775,773	1%
Earnings per share - diluted	$0.50	$0.57	(12)%	$0.91	$0.78	17%
Average common and common equivalent shares outstanding	29,491,989	29,305,991	1%	29,485,476	29,345,435	—%
Cash dividends per common share	$0.1100	$0.1000	10%	$0.2200	$0.2000	10%

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Business Segments Information
(Unaudited)
	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	August 29, 2015	August 30, 2014	Change	August 29, 2015	August 30, 2014	Change
Sales
Architectural Glass	$92,433	$84,236	10%	$193,608	$163,870	18%
Architectural Services	52,197	59,352	(12)%	107,849	110,967	(3)%
Architectural Framing Systems	80,671	76,736	5%	152,571	140,958	8%
Large-scale Optical	22,444	19,363	16%	42,663	39,423	8%
Eliminations	(6,991)	(7,742)	10%	(15,975)	(12,390)	(29)%
Total	$240,754	$231,945	4%	$480,716	$442,828	9%
Operating income (loss)
Architectural Glass	$6,738	$3,299	104%	$15,021	$6,099	146%
Architectural Services	1,419	1,772	(20)%	2,361	1,956	21%
Architectural Framing Systems	9,692	7,446	30%	14,953	9,377	59%
Large-scale Optical	5,642	4,147	36%	10,512	8,111	30%
Corporate and other	(1,068)	(1,168)	9%	(2,200)	(2,230)	1%
Total	$22,423	$15,496	45%	$40,647	$23,313	74%

Consolidated Condensed Balance Sheets
(Unaudited)

	August 29, 2015	February 28, 2015
Assets
Current assets	$311,043	$298,975
Net property, plant and equipment	196,720	193,540
Other assets	113,534	119,542
Total assets	$621,297	$612,057
Liabilities and shareholders' equity
Current liabilities	$141,640	$149,028
Long-term debt	21,444	20,587
Other liabilities	56,571	59,966
Shareholders' equity	401,642	382,476
Total liabilities and shareholders' equity	$621,297	$612,057

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	August 29, 2015	August 30, 2014

Net earnings	$26,886	$22,892
Depreciation and amortization	15,502	13,743
Stock-based compensation	2,414	2,582
Other, net	(6,633)	(1,268)
Changes in operating assets and liabilities	23,898	(21,329)
Net cash provided by operating activities	62,067	16,620
Capital expenditures	(19,366)	(13,267)
Net (purchases) sales of marketable securities	(53,234)	4,914
Other, net	(892)	1,157
Net cash used in investing activities	(73,492)	(7,196)
Repurchase and retirement of common stock	—	(6,894)
Dividends paid	(6,431)	(5,976)
Other, net	2,520	(815)
Net cash used in financing activities	(3,911)	(13,685)
Decrease in cash and cash equivalents	(15,336)	(4,261)
Effect of exchange rates on cash	(659)	444
Cash and cash equivalents at beginning of year	52,185	28,465
Cash and cash equivalents at end of period	$36,190	$24,648

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com